The Peoples BancTrust Co., Inc. Reports First Quarter Results and Its Adoption of SFAS 159

SELMA, Ala., April 24 /PRNewswire-FirstCall/ -- The Peoples BancTrust Company, Inc. (Nasdaq: PBTC) reported earnings and financial condition for the first quarter ended March 31, 2007, and the adoption of SFAS 159.

Net income for the three months ended March 31, 2007 (the "2007 quarter") totaled $2.2 million, compared to $2.5 million for the same period in 2006 (the "2006 quarter"). Earnings per share were $0.37 for the 2007 quarter and $0.42 for the 2006 quarter.

"We believe our first quarter results contain some encouraging information with regard to core earnings," stated Don J. Giardina, President and Chief Executive Officer. "Both net interest income and noninterest income increased over first quarter 2006, and while salaries and benefits expense increased; it was primarily the result of our continued expansion into higher growth markets.

"Also, we absorbed a $785,000 increase in our provision for loan losses in the first quarter of 2007, compared to 2006. In the first quarter of 2006, we were in the unique position of reducing our allowance for loan losses and realized a negative loan loss provision of $541,000, which had a positive effect on net income. In the first quarter of 2007, we recorded loan loss provision of $244,000, which decreased net income.

"Effective January 1, 2007, we elected early adoption of SFAS 159 and 157. We were able to restructure the majority of our investment securities portfolio to achieve significantly higher yields. As a result of adopting SFAS 159, we realized $602,000 of valuation gains in the first quarter.

"We believe our adoption of SFAS 159 will have a positive impact on our ability to better monitor the balance sheet and the market and interest rate risks associated with certain financial instruments, while potentially benefiting the net interest margin, net interest income, net income and earnings per common share during the remainder of 2007 and beyond. We will carefully monitor the market value volatility of the selected assets carried under the fair value measurement option and we may employ interest rate derivative instruments as a management tool."

SFAS 159

SFAS 159 was issued in February 2007 and generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS 159, PBTC selected the fair value measurement option for various pre-existing financial assets which consisted of investment securities available for sale with carrying values immediately prior to adoption totaling approximately $156 million. The initial fair value measurement of these items resulted in a $2.7 million one-time charge to retained earnings as of January 1, 2007 offset by a $2.7 million increase in accumulated other comprehensive loss, resulting in no change to total stockholders' equity upon adoption. Under SFAS 159, this one-time charge will not be recognized in current earnings. The adoption of this standard produced $602,000 of market valuation gains for those securities selected for fair value measurement, which were included in first quarter operating results. During April 2007, the securities initially selected for fair value measurement under SFAS 159 were sold under a restructuring strategy and reinvested in significantly higher yielding securities. The securities that were purchased as a result of the restructuring strategy will also be accounted for under the fair value measurement option as prescribed by SFAS 159 in future periods.

First Quarter 2007

Net interest income in the 2007 quarter totaled $7.5 million, compared to $6.9 million in the 2006 quarter. Net interest margin in the 2007 quarter was 3.59%, compared to 3.76% in the 2006 quarter. Average earning assets in the 2007 quarter totaled $843.2 million, compared to $742.6 million in the 2006 quarter.

Provision for loan losses in the 2007 quarter totaled $244,000, compared to a negative $541,000 in the 2006 quarter. Loan recoveries, net of loan charge offs, totaled 0.02% of average loans in the 2007 quarter and 0.08% in the 2006 quarter.

Noninterest income in the 2007 quarter totaled $3.1 million, compared to $2.4 million in the 2006 quarter. This increase was primarily attributable to a $602,000 securities valuation gain that resulted from the early adoption of SFAS 159, as well as increases in fee income from trust, insurance and retail brokerage operations.

Noninterest expense totaled $7.2 million in the 2007 quarter, compared to $6.1 million in the 2006 quarter. Increases in salaries and benefits expense associated with market expansion efforts was the primary contributing factor to the overall increase in noninterest expense.

Outlook

"We continue to focus heavily on expansion efforts," continued Mr. Giardina. "We believe opportunities exist both within the state and beyond to serve some very attractive and dynamic markets. Our business plan calls for growth, both internal and via strategic acquisitions, that will allow us to further leverage our infrastructure and increase operating efficiencies and economies of scale," Mr. Giardina concluded.

About Peoples BancTrust Co., Inc.

The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 25 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa).

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust's operating results, performance or financial condition are set forth in filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash and due from banks	$21,036	$21,384
Interest bearing deposits in banks	42,263	6,070
Federal funds sold	-	-
Cash and cash equivalents	63,299	27,455

Available-for-sale securities	22,718	204,602
Trading Securities	156,291	-

Loans, net of unearned income	636,248	631,800
Allowance for loan losses	(6,675)	(6,398)
Loans, net	629,573	625,401

Bank premises and equipment	46,834	46,200
Less accumulated depreciation	(21,402)	(20,813)
Bank premises and equipment, net	25,432	25,387

Other real estate, net	937	1,034
Interest receivable	4,697	4,947
Intangible assets acquired, net	6,380	6,428
Deferred income taxes	2,612	2,640
Other assets	12,855	12,811
Total assets	$924,794	$910,705

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Demand-noninterest bearing	$86,815	$84,728
Demand-interest bearing	283,240	277,793
Savings	34,644	33,481
Time	375,445	372,699
Total deposits	780,144	768,701
Other borrowed funds	48,014	48,268
Interest payable	4,284	3,468
Income taxes payable	906	9
Other liabilities	2,933	3,465
Total liabilities	836,281	823,911

Stockholders' equity:
Common stock	593	592
Additional paid-in capital	17,400	17,200
Accumulated other comprehensive loss,
net of tax	(1,404)	(4,150)
Deferred stock based compensation	(92)	(102)
Retained earnings	72,016	73,254
Total stockholders' equity	88,513	86,794
Total liabilities and stockholders'
equity	$924,794	$910,705

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Interest income:
Interest and fees on loans and bankers acceptances	$12,211	$9,398

Interest and dividends on investment securities:
U.S. Government agency securities	1,011	1,101
Other securities	886	1,025
Interest on federal funds sold and interest bearing deposits in banks	372	174

Total interest income	14,480	11,698

Interest expense:
Interest on deposits	6,429	4,313
Interest on federal funds purchased and other borrowed funds	580	501
Total interest expense	7,009	4,814

Net interest income	7,471	6,884

Provision (credit) for loan losses	244	(541)

Net interest income after provision (credit) for loan losses	7,227	7,426

Noninterest income:
Trust department income	234	319
Service charges on deposit accounts	1,418	1,386
Net gains on AFS securities	0	1
Net gains on trading securities (SFAS 159)	602	0
Other noninterest income	880	696

Total noninterest income	3,134	2,403

Noninterest expense:
Salaries and wages	3,166	2,760
Pensions and other employee benefits	884	585
Occupancy and equipment expenses	1,340	1,136
Other noninterest expenses	1,809	1,643
Total noninterest expense	7,199	6,124

Income before provision for income taxes	3,162	3,704

Provision for income taxes	953	1,213

Net income	$2,209	$2,492
Earnings per share
Basic net income per share	$0.37	$0.42
Diluted net income per share	$0.37	$0.42
Dividends per share	$0.13	$0.12
Basic weighted average number of shares outstanding	5,922,989	5,898,286
Diluted weighted average number of shares outstanding	5,975,586	5,933,391

THE PEOPLES BANCTRUST COMPANY, INC.
SELECTED FINANCIAL RATIOS

	As of and for the quarter ended March 31
	2007	2006
	(unaudited)
Net loans to deposits	80.70%	77.35%

Allowance for loan losses to loans	1.05%	1.16%

Net charge offs (recoveries) to average loans	(0.02%)	(0.08%)

Nonperforming assets to total assets	0.54%	0.26%

Allowance for loan losses to nonaccrual loans	164.78%	1249.28%

Return on average assets	0.97%	1.24%

Return on average equity	10.22%	12.03%

Yield on loans	7.84%	7.49%

Net interest margin	3.59%	3.76%

Noninterest income to average assets	1.38%	1.21%

Noninterest expense to average assets	3.17%	3.08%

Efficiency ratio	67.88%	65.94%

SOURCE The Peoples BancTrust Company, Inc.

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/CONTACT: Thomas P. Wilbourne, Senior Vice President, Chief Financial Officer of The Peoples BancTrust Company, Inc., +1-334-875-1000/
/Web site: http://peoplesbt.com/